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Exhibit 12(C)

                         SIERRA PACIFIC POWER COMPANY
                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                                         Year Ended December 31,
                                                      ------------------------------------------------------------------
      Amounts in 000's                                  2000          1999           1998          1997          1996
EARNINGS AS DEFINED:
   (Loss) Income from Continuing Operations
      After Interest Charges                          $  (335)      $ 68,364       $ 88,646      $ 86,132      $ 72,800
   Income Taxes                                        (1,362)        33,489         39,561        36,454        31,432
                                                      ------------------------------------------------------------------
   (Loss) Income From Continuing Operations
      before Income Taxes                              (1,697)       101,853        128,207       122,586       104,232

   Fixed Charges                                       56,753         48,503         47,526        45,611        41,219
   Capitalized Interest                                (2,779)          (141)        (6,000)       (4,718)       (3,619)
   Preference Security Dividend Requirements
      of Consolidated Subsidiaries                     (3,742)        (3,749)        (4,171)       (4,171)       (1,749)
                                                      ------------------------------------------------------------------

      Total                                           $48,535       $146,466       $165,562      $159,308      $140,083
                                                      ==================================================================
FIXED CHARGES AS DEFINED:
   Interest Expensed and Capitalized (1)              $53,011       $ 44,754       $ 43,355      $ 41,440      $ 39,470
   Preference Security Dividend Requirements
      of Consolidated Subsidiaries                      3,742          3,749          4,171         4,171         1,749
                                                      ------------------------------------------------------------------

      Total                                           $56,753       $ 48,503       $ 47,526      $ 45,611      $ 41,219
                                                      ===================================================================

RATIO OF EARNINGS TO FIXED CHARGES                       0.86           3.02           3.48          3.49          3.40

   DEFICIENCY                                         $ 8,218       $      -       $      -      $      -      $      -
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(1) Includes amortization of premiums, discounts and capitalized debt expense and interest component of rent expense.